Exhibit 99.1

PURPLE INNOVATION, INC. 2022 SHORT-TERM CASH INCENTIVE PLAN

The Board of Directors (the “Board”) of Purple Innovation, Inc., for itself and its subsidiaries (collectively “Company”), has adopted this Purple Innovation, Inc. 2022 Short-Term Cash Incentive Plan (the “Plan”) as of May 26, 2022.

1.	Purpose of Plan.

The purposes of the Plan are to provide clear focus on the Company’s annual strategic objectives, to align compensation with the Company’s financial performance, and to retain the talent needed to drive success.

2.	Definitions.

(a) “Annual Base Salary” with respect to the Plan Year (defined below) shall mean the amount of salary paid by the Company to a Participant (defined below) during such Plan Year without reduction for any amounts withheld pursuant to participation in a qualified “cafeteria plan” under Section 125 of the Internal Revenue Code (the “Code”) or a cash or deferred arrangement under Section 401(k) of the Code. Annual Base Salary shall not include any amount paid or accruing to a Participant under the Plan, equity awards granted under the Purple Innovation, Inc. 2017 Equity Incentive Plan or any other incentive plan, any extraordinary remuneration, expense allowance, imputed income or any other amounts deemed to be indirect compensation, and any contributions made by the Company to this Plan or any other plan or any other amounts which, in the discretion of the Board, are not considered to be Annual Base Salary for purposes of the Plan.

(b) “Bonus Amount” is the amount of cash payable to a Participant under the Plan, if any, and it is the product of (i) the Bonus Percentage (defined below) multiplied by (ii) the product of (A) each Participant’s Annual Base Salary multiplied by (B) that Participant’s Participation Percentage (defined below).

(c) “Bonus Percentage” is a single percentage that is the combined weighted percentages, if any, resulting from the level of achievement by the Company of the Adjusted EBITDA Target and Net Revenue Target (each defined below). These financial targets are equally weighted 50/50 each. The Bonus Percentage will be 0% unless at least the minimum target level of the Adjusted EBITDA Target is achieved. If only the Adjusted EBITDA Target is met, the single percentage shall be at or between one-half of 50% and 150% (and fully weighted between 25% and 75%), depending on the level of achievement of that financial target. If both the Adjusted EBITDA Target and Net Revenue Target are met, the single fully weighted percentage shall be between 37.5% and 137.5%, depending on the level of achievement of both financial targets. As such, the Bonus Percentage can be a percentage between 25% and 137.5%, and the cap is 137.5%.

(i) “Adjusted EBITDA Target” is the amount of targeted adjusted EBITDA of the Company for the Plan Year as set forth on a schedule to be approved by the Board, including the minimum target level, plan target level, and maximum target level and any amounts in between these levels on a prorated basis, at which a percentage is contributed to a single fully weighted Bonus Percentage. The amount of actual adjusted EBITDA achieved for the Plan Year shall, according to the schedule, determine the amount of the percentage. Before weighting, at the minimum target level that percentage is 50%, at the plan target level it is 100%, and at the maximum target level it is 150%. Generally, achievement of this financial target is determined by the amount of actual adjusted EBITDA of the Company reported in the Company’s Form 10-K and earnings release for the Plan Year; provided, however, the Board may determine in its sole discretion to impose additional or eliminate certain adjustments in the calculation of adjusted EBITDA to be used under the Plan to achieve its purpose stated herein.

(ii) “Net Revenue Target” is the amount of targeted net revenue of the Company for the Plan Year as set forth on a schedule to be approved by the Board, including the minimum target level, plan target level, and maximum target level and any amounts in between these levels on a prorated basis, at which a percentage is contributed to a single fully weighted Bonus Percentage. The amount of actual net revenue achieved for the Plan Year shall, according to the schedule, determine the amount of the percentage. Before weighting, at the minimum target level that percentage is 25%, at the plan target level it is 100%, and at the maximum target level it is 125%. Achievement of this financial target is determined by the amount of actual net revenue of the Company reported in the Company’s Form 10-K and earnings release for the Plan Year.

(d) “Participant” is the executive officer or other employee determined by the Board to be entitled to participate in the Plan and has the title of Senior Director, Vice President or Senior Vice President and C-Suite Executive other than the Chief Executive Officer except as may be set forth in an employment agreement.

(e) “Participation Percentage” is the percentage set forth in the participation letter issued by the Company to each Participant determined to be eligible to participate in the Plan.

(f) “Payment Date” shall mean the date Bonus Amounts are paid under the Plan which shall occur promptly following the filing of the Company’s audited financial results in Form 10-K and/or earnings release in Form 8-K for the Plan Year (defined below).

(g) “Plan Year” shall mean calendar year 2022 (January 1, 2022 – December 31, 2022). (If the Plan is extended to apply to subsequent years it shall mean the Company’s fiscal year if then different from the calendar year.)

3.	Administration of the Plan.

The Plan is authorized by the Board and shall be administered by the Company under the oversight of the Human Capital & Compensation Committee (“Committee”). All awards made under the Plan shall be approved by the Board. No member of the Board, while serving as such, shall be eligible for participation in the Plan as a director but shall be eligible as an employee if also employed by the Company. The Board shall have exclusive and final authority in all determinations and decisions affecting the Plan and its Participants. The Board shall also have sole authority to interpret the Plan, to establish and revise rules and regulations relating to the Plan, to delegate such responsibilities or duties as it deems desirable, and to make any other determination that it believes necessary or advisable for the administration of the Plan including, but not limited to: (i) approving the designation of eligible Participants; (ii) determining the Participation Percentage of each Participant; (iii) making any adjustments to the calculated adjusted EBITDA results for the Plan Year to be used for determining achievement of the Adjusted EBITDA Target; and (iv) and other material terms of the Plan or actions needed to achieve the Plan’s stated purpose.

4.	Participation.

The Board may from time to time designate when a Participant ceases to participate in the Plan or return to participation in the Plan. Cash awards for new Participants during the Plan Year shall be prorated for employees who are hired during the Plan Year and begin service before the fourth quarter of the Plan Year.

5.	Performance Gate Trigger.

For the Plan to activate, the Company must achieve the annual 2022 minimum target level of the Adjusted EBITDA Target set forth by the Board on its schedule. If that minimum target level is not met, no Bonus Amounts will be paid to any of the Participants under the Plan. This does not preclude management from making individual discretionary bonuses to any person regardless of whether the person is selected to be a Participant under this Plan, subject to any needed Board approval.

6.	Right to Payment.

Unless otherwise determined by the Board, in its sole discretion, a Participant shall have no right to receive payment of a Bonus Amount under the Plan unless the Participant remains in the employ of the Company through and including the Payment Date and remains in good standing with the Company during the Plan Year. No Participant shall have a right to more than the Bonus Amount approved by the Board.

7.	Payment.

Subject to the other provisions of the Plan, payment to a Participant of a Bonus Amount will be made in cash on the Payment Date.

8.	Miscellaneous Provisions.

(a) A Participant’s rights and interests under the Plan are personal to the Participant and may not be sold, assigned, pledged, or otherwise transferred or encumbered in any manner, without the express approval of or exceptions allowed by the Committee in its discretion.

(b) No award will be earned on a pro rata basis for a termination (including for voluntary or involuntary separation, retirement, death, or disability) of employment occurring during the Plan Year or before the Payment Date, except as expressly set forth in a written commitment from the Company.

(c) Neither the Plan nor any action taken under the Plan shall be construed as giving any Participant any right to continued employment with the Company either before or after the Payment Date.

(d) The Company shall have the right to make such provisions as it deems necessary or appropriate to satisfy any obligations it may have to withhold income or other taxes incurred because of payments made under the Plan.

(e) The Board may at any time, and from time to time, alter, amend, suspend, or terminate the Plan in whole or in part prior to any payment under the Plan. Notwithstanding the foregoing, no such action may be taken that affects adversely any of the rights of a Participant, without such Participant’s consent, to an award that has been paid under the Plan.

(f) The Company has the right to recoup or “clawback” awards paid under this Plan in accordance with the Company’s Clawback Policy in effect at the time and to make an award subject to policies and guidelines.

(g) The Plan shall apply only to the 2022 calendar year and shall not continue thereafter for subsequent years or from year to year, except as hereafter may be determined by the Board.

(h) In the absence of a written employment contract, the relationship between Participants and the Company is one of at-will employment. The Plan does not alter this relationship. The Plan will not supersede any specific employment contract obligations the Company may have with a Plan Participant.

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